UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 2, 2015

Omni Bio Pharmaceutical, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-52530	20-8097969
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

181 W. Boardwalk Drive, Suite 202, Fort Collins CO	80525
(Address of principal executive offices)	(Zip Code)

(970) 237-5142
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2015, Omni Bio Pharmaceutical, Inc. (the “Company”) and Bruce E. Schneider, Chief Executive Officer of the Company, entered into an Amendment to Employment Agreement (the “Amendment”), pursuant to which the employment agreement between the Company and Dr. Schneider was amended to (i) extend the term of the employment agreement to December 31, 2015; (ii) revise the per share price under which Dr. Schneider may exercise his existing 1,500,000 performance investment warrant from $1.00 to the lower of the closing market price of the Company’s common stock on the date of the milestone or $0.20, contingent upon his continued employment with the Company on each milestone date; and (iii) to award Dr. Schneider an additional non-dilutive time vesting warrant with a seven year term to purchase up to 1,500,000 shares of Omni Bio Pharmaceutical common stock at a per share exercise price of $0.37, the closing price of the common stock on January 1, 2015. The warrant will vest in one-third increments on January 1, 2015, January 1, 2016 and January 1, 2017 with the latter two vestings contingent upon Dr. Schneider’s continued employment with Omni Bio Pharmaceutical on each milestone date.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment to Employment Agreement between Omni Bio Pharmaceutical, Inc. and Bruce E. Schneider dated January 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omni Bio Pharmaceutical, Inc.

Dated: January 2, 2015	/s/ John F. Riccardi
John F. Riccardi
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Amendment to Employment Agreement between Omni Bio Pharmaceutical, Inc. and Bruce E. Schneider dated January 1, 2015.